EXHIBIT NO. EX-99.h.2.a.1

                        AMENDMENT TO THE TRANSFER AGENCY
                         AND RELATED SERVICES AGREEMENT

       THIS AMENDMENT is dated as of the 30th day of April, 2006 by and among PFPC, Inc, a Massachusetts corporation ("PFPC"), SMA Relationship Trust, a Delaware statutory trust (the "Fund"), and UBS Global Asset Management (Americas) Inc., a Delaware corporation ("UBS Global AM (Americas)").

       WHEREAS, PFPC, the Trust and UBS Global Asset Management (US) Inc. (UBS Global AM (US) entered into a Transfer Agency and Related Services Agreement dated October 8, 2003 (the "Agreement");

       WHEREAS, effective April 30, 2006, UBS Global AM (US) assigned its rights, duties, and obligations under the Agreement to UBS Global AM (Americas), and PFPC and the Trust consent to such assignment;

       WHEREAS, PFPC, the Trust, UBS Global AM (US) and UBS Global AM (Americas) now desire to amend said Agreement in the manner hereinafter set forth; and

       WHEREAS, any defined term(s) set forth in this amendment shall have the same meaning as set forth in the Agreement.

       NOW THEREFORE, pursuant to Section 20 of the Agreement, PFPC, the Trust, UBS Global AM (US) and UBS Global AM (Americas) hereby amend the Agreement in the following form:

1. The Agreement is by and among PFPC INC. a Massachusetts corporation ("PFPC"), SMA RELATIONSHIP TRUST, a Delaware statutory trust (the "Fund") and UBS GLOBAL ASSET MANAGEMENT (AMERICAS) INC., a Delaware corporation, ("UBS Global AM (Americas)");

2. All internal references to "UBS Global AM" are hereby replaced with "UBS Global AM (Americas)."

3. Section 19 Notices is hereby deleted in its entirety and replaced with the following:

               "19. NOTICES. All notices and other communications, including Written Instructions, shall be in writing or by confirming telegram, cable, telex or facsimile sending device. Notices shall be addressed (a) if to PFPC, at 760 Moore Road, King of Prussia, PA 19406; (b) if to UBS Global AM (Americas) at One North Wacker Drive, Chicago, Illinois 60606;
       (c) if to the Fund, at 51 West 52nd Street, New York, NY 10019-6114 or
       (d) if to none of the foregoing, at such other
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       address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device during regular business hours, it shall be deemed to have been given immediately; if sent at a time other than regular business hours, such notice shall be deemed to have been given at the opening of the next business day. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered. All postage, cable, telegram, telex and facsimile sending device charges arising from the sending of a notice hereunder shall be paid by the sender."

       The Agreement, as amended, shall remain in full force and effect.

       IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed by their duly authorized officers effective as of the day and year first written above.

PFPC INC.                       SMA RELATIONSHIP TRUST

By:_____________________        By:_____________________
Name:___________________        Name:___________________
Title:__________________        Title:__________________
Date:___________________        Date:___________________

UBS GLOBAL ASSET MANAGEMENT     UBS GLOBAL ASSET MANAGEMENT
(US) INC.                       (AMERICAS) INC.

By:_____________________        By:_____________________
Name:___________________        Name:___________________
Title:__________________        Title:__________________
Date:___________________        Date:___________________

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